Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 358-3310	The Ruth Group Sara Pellegrino (investors) (646) 536-7002 spellegrino@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Reports Third Quarter 2009 Results

Conference Call Today at 9am ET

3Q09 Corporate Highlights:

•	Completed transfer of Qutenza™ E.U. Marketing Authorization to Astellas Pharma Europe Ltd.

•	Made significant progress in commercial readiness activities

•	Expanded management team to include VP Sales; Senior Director, Marketing; and Director, Commercial Operations

•	Appointed Bradford S. Goodwin to board as director and Audit Committee chairman

Upcoming 2009 Milestones:

•	FDA PDUFA date November 16, 2009 for Qutenza NDA to manage pain associated with PHN

San Mateo, Calif., (November 6, 2009) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today reported results for the third quarter ended September 30, 2009.

During the third quarter of 2009, NeurogesX prioritized three key initiatives: 1) supporting the ongoing U.S. Food and Drug Administration (FDA) review of the new drug application (NDA) for Qutenza for postherpetic neuralgia (PHN), 2) preparing for potential commercial launch of Qutenza in the United States pending FDA approval and 3) supporting Astellas Pharma Europe Ltd., the commercial partner for Qutenza in Europe, the Middle East and Africa, in their efforts to prepare for a Qutenza launch in the European Union in 2010.

In the U.S., NeurogesX is currently awaiting a decision from FDA regarding its NDA for Qutenza to manage pain associated with PHN. The agency has assigned an extended Prescription Drug User Fee Act (PDUFA) date of November 16, 2009. In preparation for the possible approval and subsequent planned launch of Qutenza in the United States in the first half of 2010, the Company continued to make significant advances in a number of key product launch related initiatives, including:

•	Significant management additions to U.S. commercial team: VP Sales; Senior Director, Marketing; and Director, Commercial Operations

•	Market research updates to support launch planning and sales force sizing

•	Continued pursuit of our desired reimbursement scenarios for Qutenza

The Company expects to provide an update and additional details on U.S. commercialization plans once it learns the outcome of the FDA review of Qutenza in PHN.

In late September 2009, the Company completed the transfer of the Qutenza Marketing Authorization (MA) to Astellas, which is now the legal holder of the MA. In accordance with the licensing agreement between NeurogesX and Astellas, the MA transfer supports the E.U. launch of Qutenza for the treatment of neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain. As a result of the MA transfer, Astellas is now responsible for ongoing maintenance of the MA, including certain post-marketing commitments for a safety and efficacy study of Qutenza.

In addition to Qutenza launch preparation activities, the Company appointed Bradford S. Goodwin to its Board of Directors as a director and Audit Committee chairman. Mr. Goodwin is currently President and CEO of Keren Pharmaceutical, nonexecutive chairman of Facet Biotech Corp. and a director of Rigel, Inc. He is a healthcare industry veteran that has held various senior executive positions at Novacea, Inc., Collabra Pharma, and Genentech, Inc.

Anthony DiTonno, President and CEO, commented, “The NeurogesX team continues to operate at exceptional levels as our focus remains squarely fixed on the upcoming PDUFA date for the potential U.S. approval of Qutenza in PHN. During the third quarter our commercialization readiness activities for Qutenza took center stage. Turning towards the E.U. launch, our highly collaborative and positive relationship with Astellas continues and our commercialization partner is working diligently toward a 2010 E.U. launch of Qutenza.”

Third Quarter 2009 Financial Results

Collaboration revenue for the third quarter of 2009 was approximately $0.1 million, reflecting the initial amortization of upfront payments in connection with the Astellas Agreement. Commencement of revenue recognition during the three months ended September 30, 2009 was triggered by the completion of the transfer of the E.U. Qutenza MA from NeurogesX to Astellas in late September 2009.

Total operating expenses for the third quarter of 2009 were approximately $6.8 million, up 7.8% from approximately $6.3 million in the same period of 2008. The increase was primarily associated with a $1.2 million sublicense fee to the University of California, recorded as part of research and development expenses. The fee, which is due to be paid in the first quarter of 2010, was triggered in the most recent quarter upon receipt of a component of the upfront payments from Astellas. Excluding the sublicense fee, research and development expenses decreased year-over-year as a result of the Company’s efforts to preserve cash resources to support its regulatory submissions processes in both the United States and the European Union and to devote resources to certain pre-commercialization activities. During the third quarter 2009 there was also an increase in general and administrative expenses versus the year ago period, primarily as a result of an increase in non-cash stock based compensation expense and continued focus on preparing for the potential U.S. launch of Qutenza in the United States.

Net loss for the third quarter of 2009 was approximately $6.8 million, compared to a net loss of approximately $6.3 million for the third quarter of 2008. Net loss per share was $0.38 per share and $0.36 per share for the three months ended September 30, 2009 and 2008, respectively, based on weighted average shares outstanding of 17.6 million and 17.5 million, respectively.

Cash equivalents and short-term investments were approximately $57.0 million at September 30, 2009, compared to $13.4 million at June 30, 2009. The increase reflects the receipt of a $48.8 million upfront payment from Astellas received in July 2009.

Stephen Ghiglieri, CFO, commented, “The third quarter of 2009 represents the first time we have reported quarterly revenue, which marks a milestone for NeurogesX. Our balance sheet is also strongly positioned with $57 million in cash, cash equivalents and short term investments. Consistent with our spending guidance for 2009, we are continuing our conservative focus in advance of our upcoming PDUFA date. As a result of that focus, we have been investing in commercialization activities that require long lead times, such as setting up the distribution channel, that are necessary to implement now to be ready for our targeted first half 2010 launch. Major investments, such as sales force deployment, are still being deferred pending FDA approval of Qutenza. We are also exploring strategies to further strengthen our balance sheet ahead of a potential U.S. Qutenza launch.”

Development Update

NeurogesX is advancing its planning for NGX-1998 and expects to re-initiate clinical development activities in 2010.

Conference Call Details

The Company will hold its quarterly conference call today at 9:00 a.m. ET (6:00 a.m. PT) to discuss third quarter 2009 results.

To participate, please dial 1-877-407-0789 (USA) or 1-201-689-8562 (International). To access the live web cast please visit the Investor Relations section on the corporate web site at http://www.neurogesx.com.

A replay of the conference call will be available beginning November 6, 2009 at 7:30 p.m. ET (4:30 p.m. PT) and ending on November 16, 2009 by dialing 1-877-660-6853 (USA) or 1-201-612-7415 (International), Account Number: 3055, Conference ID Number: 336156. A replay of the webcast will also be available on the corporate website for one month, through December 6, 2009.

About NeurogesX, Inc.

NeurogesX (Nasdaq: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including postherpetic neuralgia (PHN), painful HIV-distal sensory polyneuropathy (HIV-DSP) and painful diabetic neuropathy (PDN). NeurogesX’ late stage product portfolio is led by its product candidate Qutenza(TM), a dermal patch designed to manage pain associated with peripheral neuropathic pain conditions. Qutenza is currently approved in the European Union for the treatment of neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain. Qutenza will be marketed in the European Union, Switzerland, Norway, Iceland, Liechtenstein and certain countries in Eastern Europe, the Middle East and Africa, by Astellas Pharma Europe, Ltd. In the United States, NeurogesX submitted a new drug application (NDA) for PHN to the U.S. Food and Drug Administration (FDA) which was accepted for filing by the FDA in December 2008 and has been given an extended Prescription Drug User Fee Act (PDUFA) date of November 16, 2009.

NeurogesX’ second most advanced product candidate, NGX-1998, is a topically applied, liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 has completed three Phase 1 studies and NeurogesX is currently planning the design and timing of this program.

NeurogesX’ early stage product pipeline includes pre-clinical compounds, which are prodrugs of acetaminophen and various opioids. The company has evaluated these compounds in vitro and in vivo and is currently seeking development partners for these programs.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to the timing and outcome of regulatory decisions and label approval being sought or that may be obtained with respect to the NDA for Qutenza with the FDA, including the PDUFA date for the NDA; plans and timing for commercialization of Qutenza; and development activities for NGX-1998 and other product candidates, including regulatory submissions and any outcomes of such submissions. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: positive results in clinical trials may not be sufficient to obtain FDA approval; the FDA may request additional clinical trials or other information prior to granting approval for Qutenza; any regulatory approvals which are received may be limited to certain indications; inability or delay in establishing sales infrastructure to support potential commercialization; NeurogesX’ product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy or tolerability; physician or patient reluctance to use Qutenza or NGX-1998, if approved; other difficulties or delays in, clinical development of, and obtaining regulatory approval for NeurogesX’ product candidates; and our ability to raise additional capital as needed. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

NEUROGESX, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Collaboration revenue	$119	$—	$119	$—

Operating expenses:
Research and development(1)	3,557	3,653	8,664	13,607
General and administrative(2)	3,269	2,677	8,062	8,027

Total operating expenses	6,826	6,330	16,726	21,634

Loss from operations	(6,707)	(6,330)	(16,607)	(21,634)
Interest income	3	212	48	1,001
Interest expense	(52)	(183)	(240)	(640)
Other income (expense), net	—	(12)	10	26

Net loss	$(6,756)	$(6,313)	$(16,789)	$(21,247)

Basic and diluted net loss per share	$(0.38)	$(0.36)	$(0.95)	$(1.21)

Shares used to compute basic and diluted net loss per share	17,617,209	17,538,886	17,588,832	17,508,094

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	$148	$183	$596	$597
(2) General and administrative	576	190	1,025	570

	$724	$373	$1,621	$1,167

NEUROGESX, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2009	December 31, 2008
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$48,468	$10,435
Short-term investments	8,516	14,071
Prepaid expenses and other current assets	776	412
Restricted cash	40	40

Total current assets	57,800	24,958
Property and equipment, net	380	468
Restricted cash	160	160
Other assets	—	4

Total assets	$58,340	$25,590

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$524	$370
Accrued compensation	1,221	1,039
Accrued license fees	1,213	—
Accrued research and development	190	1,067
Other accrued expenses	1,208	540
Deferred revenue	7,242	—
Notes payable – current portion	740	2,833

Total current liabilities	12,338	5,849
Non-current liabilities:
Deferred revenue	41,426	—
Notes payable – non-current portion	—	191
Deferred rent	332	276

Total non-current liabilities	41,758	467

Commitments and contingencies

Stockholders’ equity:
Common stock	18	18
Additional paid-in capital	211,155	209,370
Deferred stock-based compensation	—	(2)
Accumulated other comprehensive income	4	32
Accumulated deficit	(206,933)	(190,144)

Total stockholders’ equity	4,244	19,274

Total liabilities and stockholders’ equity	$58,340	$25,590

(1)	The balance sheet at December 31, 2008, has been derived from the audited consolidated financial statements at that date.